                                                                    EXHIBIT 99.2


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the consolidated financial statements and related notes included elsewhere in this filing.

OVERVIEW

     We provide integrated computer systems for in-house and outsourced data processing to community banks, credit unions and other financial institutions. We have developed and acquired banking application software systems that we market, together with compatible computer hardware, to financial institutions throughout the United States. We also perform data conversion and software installation for the implementation of our systems and provide continuing customer maintenance and support services after the systems are installed. For our customers who prefer not to make an up-front investment in software and hardware, we provide our full range of products and services on an outsourced basis through our nine data centers and 14 item processing centers located across the United States.

     We derive revenues from three primary sources:

     -  sales of software licenses and installation services;

     -  maintenance, support and outsourcing service fees; and

     -  hardware sales.

     Over the last five fiscal years, our revenues have grown from $67.2 million in fiscal 1995 to $193.5 million in fiscal 1999. Income from continuing operations has grown from $9.1 million in fiscal 1995 to $32.7 million in fiscal 1999. This growth has resulted primarily from internal expansion supplemented by strategic acquisitions, allowing us to develop new products and expand the number of customers who use our core software systems to approximately 2,400 as of June 30, 2000.

     Since July 1994, we have completed 15 strategic acquisitions. Ten of these acquisitions were accounted for using the purchase method of accounting and our consolidated financial statements include the results of operations of the acquired companies from the dates of their respective acquisitions. The remaining five acquisitions were accounted for as poolings-of-interests. The comparisons set forth below reflect the fact that the consolidated financial statements for fiscal years 1997, 1998 and 1999 have been restated to include all acquisitions accounted for as poolings-of-interests as if each had occurred at the beginning of the earliest period reported.

     Software sales and installation revenue includes the licensing of application software systems and the conversion and installation services required for the customer's installation of the systems. We license our proprietary software products under standard license agreements which typically provide the customer with a non-exclusive, non-transferable right to use the software for a term of up to 25 years on a single computer and for a single financial institution location upon payment of the license fee. Generally, 25% of license fees are payable upon execution of the license agreement, 65% upon delivery of the software and the balance at the installation of the last application module. We recognize 100% of software license revenue upon delivery of the software and documentation. We recognize installation services each month as services are performed under hourly contracts and at the completion of the installations under fixed fee contracts.

     Maintenance and support fees are generated from ongoing services to assist the customer in operating the systems and to modify and update the software and from providing outsourced data processing services. Revenues from software maintenance are generated pursuant to annual agreements and are recognized ratably over the life of the agreements. Outsourcing services are performed through data centers. Revenues from outsourced data processing are derived from monthly usage fees typically under five-year service contracts with our customers. We recognize the revenues under these outsourcing contracts as services are performed.

     Cost of services represents direct costs associated with conversion and installation efforts, ongoing maintenance and support for our in-house customers and operation of our centers providing services for our outsourced customers. These costs are recognized as they are incurred.

     We have entered into remarketing agreements with several hardware manufacturers under which we sell computer hardware and related services to our customers along with our banking software systems. Revenues from hardware sales are recognized when the manufacturers ship the hardware. Cost of hardware consists of the direct costs of purchasing the equipment from the manufacturers. These costs are recognized at the same time as the related revenue.

     Selling and marketing expenses are all the expenses required to market and sell our products and services. The most significant costs are compensation and benefits and travel costs for our sales force.

     Research and development expenses consist of the costs incurred to develop computer software. These costs generally are expensed as incurred with a major portion of same being compensation and benefits for our development staff. Certain of these new product development costs are capitalized from the point at which technological feasibility has been established through the point at which customer installation begins.

     General and administrative costs are comprised of all operating costs not included above. Some of the more significant items are costs of our internal administration costs of being a public company and depreciation and maintenance of our corporate headquarters.

                             RESULTS OF OPERATIONS

FISCAL 1999 COMPARED TO FISCAL 1998

REVENUES. Revenues increased by 30.6% from $148.2 million in fiscal 1998 to $193.5 million in fiscal 1999. Above average demand for our core software products and related hardware resulting from the preparation for Y2K was a major factor driving revenue growth in fiscal 1999. Each line item of revenues grew in fiscal 1999 compared with the previous fiscal year, with the largest increase in maintenance/support and service. Sales of complementary products and services, which are primarily provided to customers utilizing our core software products, provided a significant amount of revenue during 1999. Acquisitions, electronic transaction fees, outsourcing fees, Internet banking, form sales and customer support fees also contributed to the significant growth in total revenues during that year.

COST OF SALES. Cost of sales increased by 32.4% from $81.0 million in fiscal 1998 to $107.2 million in fiscal 1999, compared to a 30.6% increase in revenues in fiscal 1999 compared to the previous year. Cost of hardware increased 26.1% compared to the 21.2% increase in hardware revenue due to product mix of hardware sold. Cost of services increased 39.6% compared to a 37.2% increase its related components of revenue in fiscal 1999.

GROSS PROFIT. Gross profit increased 28.3% from $67.2 million in fiscal 1998 to $86.3 million in fiscal 1999. The gross margin percentage for fiscal 1999 was 44.6%, a small decrease from the gross margin in fiscal 1998.

OPERATING EXPENSES. Operating expenses increased 18.1% from $31.0 million in fiscal 1998 to $36.6 million in fiscal 1999, compared to a 28.3% increase in gross profit in fiscal 1999 compared with fiscal 1998. The increase in operating expenses reflects efficiencies realized as part of our overall growth. Selling and marketing expense decreased 7.2% from $15.1 million in fiscal 1998 to $14.0 million in fiscal 1999. This decrease reflects the change in product mix, with a higher percentage of revenues being generated by non-commission sources, such as customer support fees. Research and development expense increased 24.5% from $4.2 million in fiscal 1998 to $5.2 million in fiscal 1999, directly related to continued development and refinement of new and existing products, particularly Internet products. General and administrative expense increased 48.6% from $11.7 million in fiscal 1998 to $17.3 million in fiscal 1999, principally due to increased requirements caused by our overall growth. Excluding the one-time acquisition costs for the Peerless transaction of $2.2 million, general and administrative expense increased 29.7% in fiscal 1999 compared with fiscal 1998, while gross profits increased 28.3%.

OTHER INCOME (EXPENSE). Other income increased 15.7% from $1.6 million in fiscal 1998 to $1.9 million in fiscal 1999, primarily due to the increased amount of cash and interest-bearing investments in fiscal 1999 compared to fiscal 1998.

PROVISION FOR INCOME TAXES. The provision for income taxes increased 37.9% from $13.7 million in fiscal 1998 to $18.9 million in fiscal 1999. The overall tax rate of 36.6% in fiscal 1999 was relatively unchanged from that in 1998.

INCOME FROM CONTINUING OPERATIONS. Income from continuing operations increased 35.2% from $24.2 million, or $.58 per diluted share, in fiscal 1998 to $32.7 million, or $.77 per diluted share, in fiscal 1999.

DISCONTINUED OPERATIONS. We incurred a $758,000 loss from discontinued operations in fiscal 1999, compared to a $668,000 loss from discontinued operations in fiscal 1998. We continued to honor prior commitments to existing customers while anticipating final resolution regarding our discontinued operation which was realized in the first quarter of fiscal 2000.

FISCAL 1998 COMPARED TO FISCAL 1997

REVENUES. Revenues increased 17.4% from $126.3 million in fiscal 1997 to $148.2 million in fiscal 1998, particularly due to increased demand for our core software products. Acquisitions, electronic transaction fees, outsourcing fees, forms sales and customer support fees also contributed to our growth in revenues.

COST OF SALES. Cost of sales increased 10.9% from $73.0 million in fiscal 1997 to $81.0 million in fiscal 1998, compared to an increase of 17.4% in revenues. Cost of hardware increased 5.7% and cost of services increased 17.7% in fiscal 1998 compared to fiscal 1997, as a result of the increased demand for our products and services.

GROSS PROFIT. Gross profit increased 26.3% from $53.2 million in fiscal 1997 to $67.2 million in fiscal 1998. The gross margin percentage increased from 42.2% in fiscal 1997 to 45.4% in fiscal 1998, primarily due to shifts in the product mix to our more profitable software products and related services from hardware sales, which are lower margin products.

OPERATING EXPENSES. Total operating expenses increased 22.0% from $25.4 million in fiscal 1997 to $31.0 million in fiscal 1998, compared to an increase of 26.3% in gross profit in the same period. Selling and marketing expense increased 18.6%, research and development expense increased 38.2%, and general and administrative expenses increased 21.5% during the same period. These increases resulted from the continued growth in our business.

OTHER INCOME (EXPENSE). Other income doubled from $807,000 in fiscal 1997 to approximately $1.6 million in fiscal 1998, primarily due to the increased amount of cash and interest-bearing investments in fiscal 1998 compared with the prior year.

PROVISION FOR INCOME TAXES. The provision for income taxes increased 34.4% from $10.2 million in fiscal 1997 to $13.7 million in fiscal 1998. The overall tax rate remained relatively unchanged from fiscal 1997 to fiscal 1998.

INCOME FROM CONTINUING OPERATIONS. Income from continuing operations increased 30.9% from $18.5 million, or $.46 per diluted share, in fiscal 1997, to $24.2 million, or $.58 per diluted share, in fiscal 1998.

DISCONTINUED OPERATIONS. We incurred a $668,000 loss from discontinued operations in fiscal 1998, compared to a $450,000 loss from discontinued operations in fiscal 1997. Although a planned sale did not close within the expected time frame, we continued to honor commitments to customers by providing support and maintenance.

SUPPLEMENTAL QUARTERLY INFORMATION

The following table sets forth quarterly unaudited financial data for the quarters of fiscal 1998 and 1999. In our opinion, such unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods. The operating results for any quarter are not necessarily indicative of results for any future periods. The amounts in the tables below, except per share data, are in thousands. Per share data have been adjusted to reflect the March 2, 2000 two for one stock split effected as a stock dividend.

                        QUARTERLY FINANCIAL INFORMATION

                                                                FISCAL 1999 QUARTERS
                                                      ----------------------------------------
                                                       FIRST     SECOND      THIRD     FOURTH
                                                      -------    -------    -------    -------
Total revenues....................................    $52,094    $49,948    $46,513    $44,972
Cost of sales.....................................     29,297     27,918     25,927     24,101
Income from continuing operations before income
  taxes...........................................     14,599     11,707     12,940     12,367
Income from continuing operations.................      9,025      7,197      8,402      8,102
Income (loss) from discontinued operations........         24       (251)      (531)        --
Net income........................................    $ 9,049    $ 6,946    $ 7,871    $ 8,102
Diluted earnings per share:
  Income from continuing operations...............    $   .21    $   .17    $   .20    $   .19
  Net income......................................    $   .21    $   .16    $   .18    $   .19

                                                                FISCAL 1998 QUARTERS
                                                      ----------------------------------------
                                                       FIRST     SECOND      THIRD     FOURTH
                                                      -------    -------    -------    -------
Total revenues....................................    $27,120    $36,691    $36,738    $47,686
Cost of sales.....................................     13,972     20,829     19,555     26,653
Income from continuing operations before income
  taxes...........................................      7,211      8,690      9,467     12,529
Income from continuing operations.................      4,870      5,511      5,929      7,895
Income (loss) from discontinued operations........       (261)        54       (191)      (270)
Net income........................................    $ 4,609    $ 5,565    $ 5,738    $ 7,625
Diluted earnings per share:
  Income from continuing operations...............    $   .12    $   .13    $   .14    $   .19
  Net income......................................    $   .11    $   .13    $   .14    $   .18

Forward Looking Statements

The Mangagement's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, third-party or Company failures to achieve timely, effective remediation of the Year 2000 issues, general economic conditions, actions of competitors, regulatory actions, changes in legislation and technology changes. Undue reliance should not be placed on the forward-looking statements. The Company does not undertake any obligation to publicly update any forward-look statements.